Espey Mfg. & Electronics Corp. Announces Retirement of Chief Financial Officer and Treasurer and Appointment of New Principal Financial Officer and Treasurer

Saratoga Springs, NY, February 18, 2025 - Espey Mfg. & Electronics Corp. (NYSE American: ESP), a leading designer and manufacturer of innovative industrial and defense electronic solutions, announces the retirement of its Chief Financial Officer and Treasurer, Katrina Sparano, and the appointment of Kaitlyn O’Neil, who has been employed by the Company since January 6, 2025, as the company’s new Principal Financial Officer and Treasurer, both effective February 15, 2025.

David O’Neil, President and Chief Executive Officer, stated:

“After 20 years of distinguished service, Ms. Sparano leaves behind a legacy of financial leadership and solid business results. During her tenure, Ms. Sparano played a key role in guiding the Company through record profitability and substantial growth, positioning Espey Mfg. & Electronics Corp. for long-term success in a dynamic market.”

Kaitlyn O’Neil has been appointed the Company’s new Principal Financial Officer and Treasurer. She is a Certified Public Accountant and has more than 10 years of financial leadership experience in the service, manufacturing, and consulting industries. From September 2021 until her employment by the Company, Ms. O’Neil was employed by Octo Telematics North America, LLC, Auburndale, MA, as Finance Director. Before that, from April 2017 to September 2021, she was employed by Precisely Holdings, LLC, Burlington, MA, in various finance department positions. From January 2015 to April 2017, she was employed by KPMG LLP as Senior Audit Associate.

Ms. O’Neil is not related to David O’Neil.

“On behalf of the entire Board of Directors and the leadership team, I want to extend our deepest gratitude to Katrina for her contributions to Espey Mfg. & Electronics Corp.,” said Mr. O’Neil. “With her partnership, we have strengthened our financial position and executed on critical strategic initiatives that have set the foundation for the company’s continued growth. We wish her all the best in this next chapter. We also welcome the arrival of Kaitlyn to our executive team. Her financial expertise, leadership, and drive for results provide the exact elements we need for continued business growth and success.”

Espey's primary business is the development, design, and production of specialized military and industrial power supplies/transformers. The Company can be found on the internet at www.espey.com.

For further information, contact Ms. Kaitlyn O’Neil at invest@espey.com.

This press release may contain certain statements that are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.